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                                                            EXHIBIT 11.1

                                             CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                                             COMPUTATION OF EARNINGS PER COMMON SHARE

                                               (in thousands, except per share data)

                                            For the Years Ended February 28,        For the Six Months Ended      For the Year Ended
                                           ----------------------------------  ---------------------------------- ------------------
                                                                                 February 29,      February 28,       August 31,
                                                 1998              1997              1996              1995              1995
                                           ----------------  ----------------  ----------------  ----------------  ----------------
                                                                                                    (unaudited)
Earnings per common share:                  Basic   Diluted   Basic   Diluted   Basic   Diluted   Basic   Diluted   Basic   Diluted
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Income applicable to common shares         $50,071  $50,071  $27,675  $27,675  $ 3,322  $ 3,322  $20,320  $20,320  $41,020  $41,020
Adjustments                                   --       --       --       --       --       --       --       --       --       --
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Income applicable to common shares         $50,071  $50,071  $27,675  $27,675  $ 3,322  $ 3,322  $20,320  $20,320  $41,020  $41,020
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Shares:
Weighted average common shares outstanding  18,672   18,672   19,333   19,333   19,611   19,611   17,989   17,989   18,776   18,776
Adjustments:
(1) Assumed exercise of incentive stock
    options                                   --        423     --        179     --        129     --        152     --        155
(2) Assumed exercise of options/employee
    stock purchases                           --         10     --          9     --         67     --         38     --         74
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Weighted average common shares outstanding  18,672   19,105   19,333   19,521   19,611   19,807   17,989   18,179   18,776   19,005
                                           -------  -------  -------  -------  -------  -------  -------  -------  -------  -------
Earnings per common share                  $  2.68  $  2.62  $  1.43  $  1.42  $  0.17  $  0.17  $  1.13  $  1.12  $  2.18  $  2.16
                                           =======  =======  =======  =======  =======  =======  =======  =======  =======  =======
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